EXHIBIT 10.8
                                   SUMMARY OF
                           2005 INCENTIVE COMPENSATION


The Incentive Compensation Program (ICP) is a compensation and reward mechanism that shares with certain Balchem Corporation personnel, gains realized by the corporation as a result of successful effort, individually or as a member of the corporate team, beyond the basic tasks of their job responsibilities. These achievements are critical to the company's attainment of its corporate goals.

The ICP also assists in communication and professional growth. To derive optimum benefits from the efforts, the person must be fully acquainted with corporate goals and the value system under which they have been created. Achievements that require the individual to exceed minimum, acceptable performance will result in sharpened job skills, enhanced creative thinking and a greater level of professional satisfaction.

The ICP is, as its name implies, an incentive for certain employees to meet successfully specific objectives beneficial to the corporation. A safeguard requires that before an employee receives any bonus payments, the basic responsibilities of the job description must have been carried out satisfactorily. This ensures that normal operations will not be sacrificed, but maintained at desired levels. In order for any and all participants to be eligible to receive any portion of the ICP payout, the defined minimum Corporate NIBIT (Net Income Before Interest and Taxes) objective must be met. Failure of the Company to reach the NIBIT objective will result in no payout of ICP's for that year under this program.

BONUSABLE GOALS

The process of establishing bonusable goals requires a well-defined annual business plan from which most goals can be measured. The annual business plan, approved by the Board of Directors, evolves from the Corporate Strategic Plan that can also be the basis for some goals.

     o    Identification with corporate goals
     o    Identification of key objectives
     o A minimum NIBIT will be established annually which must be achieved in order for any portion of bonus to be paid.

The Board of Directors reserves the right to approve a bonus payment, even when the Corporate NIBIT objective is not met, for individuals that achieved extraordinary performance in any given year.

DETERMINE RELATIVE VALUE OF GOALS

A. The goal must be a stretch, beyond job responsibilities and the person's overall job performance must be rated at least as "meets expectations" level.

B.   Placing value on specific goal will be arrived at by:

     o To what degree will the objective help Balchem meet its stated goal for the year?

     o What is the relative degree of difficulty required to achieve the goal, i.e., creativity, involvement or negotiation with others, problem solving and other indices?

     o The intrinsic value of the goal: magnitude of income enhancement or cost savings?

C. Typical number of ICP goals: Each employee will normally have from 4 to 6 bonusable goals.

BONUSABLE RANGE:

ICP may be implemented in a range of 10-50% of an eligible employee's current salary.

A 10% of salary bonus target will be established as a minimum for those employees entering the ICP for the first time.

Lower acceptable level and upper attainable levels are to be established for each goal wherever possible:

The lower limit is to be the level that would be the equivalent of excellent effort to achieve the goal in its entirety, but not total achievement.

     o Achieving the lower limit results in receiving 70% of the 100% bonus for that goal.

The upper level is the maximum that can be reasonably expected.

     o Attainment of the upper level or more will result in receiving 130% of the 100% bonus for that goal.

Attainment of a goal between the lower limit and upper level may result in a bonus in proportion to the deviation from the 100% level for that goal.

In determining the extent of fulfillment, judgment may have to be used when deciding the appropriate award level when hard accounting numbers are not available. When there is unclear distinction between levels of fulfillment, the following questions can be used to help make the final determination:

     o Were there advantages/benefits to the company above and beyond that which the business plan projected?
     o Were there extenuating or unanticipated circumstances or events that either benefited or hindered the accomplishment of results?

ICP Eligible Personnel and levels of compensation are reviewed and approved annually by the Corporation Compensation Committee of the Board of Directors.

Weighting Guidelines:

     A. Approximately 20-30% of the bonus will be tied to corporate goals.

     B. Approximately 40% of the bonus will be based upon how successfully the division or group contributes to corporate performance; i.e., sales & profits, new customers, new products, cost reductions, efficiencies, etc.

     C. Approximately 30-40% will be based upon individual objectives.

A minimum NIBIT objective will be established annually. This minimum NIBIT
--------------------------------------------------------------------------
objective must be achieved in order for any portion of bonus to be paid. The
-----------------------------------------------------------------------
Compensation Committee of the Board of Directors will redefine this goal annually based on prior year's performance and new annual plan.

All participating personnel will receive annual merit performance evaluations that measure both job performance per the job description and accomplishment toward ICP goals that are directly linked to corporate plans. Thus, total compensation for eligible participants will be determined based upon both merit and ICP program goal achievement.

Employees must receive an overall annual evaluation of at least "Meets Expectations" to be eligible to participate in or receive any portion of a bonus.